Exhibit 99.1

Press Release Dated June 8, 2015

NEWS RELEASE

June 8, 2015

Farmers Capital Bank Corporation Redeems Final Portion of its Outstanding Preferred Stock

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) today announced that it completed the redemption of the remaining 10,000 shares of its Series A preferred stock. The redemption amount was equal to the stated liquidation value of $1,000 per share or $10.0 million in the aggregate, plus accrued dividends of $58 thousand.

The Company originally issued 30,000 shares of its Series A preferred stock in 2009. The current action is the third partial redemption of the original shares issued. No additional debt or equity was issued in connection with any of the three redemptions. Following the redemption, the Company has no preferred shares outstanding.

“Redeeming the final portion of our outstanding preferred stock is a significant event for the Company,” said Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “The redemption represents the full repayment of the preferred shares, which were originally issued through the U.S. Treasury’s Capital Purchase Program. The redemption is indicative of the continuing progress we’ve made to solidify the Company’s overall financial condition.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.